Exhibit 99.1

Protalix BioTherapeutics Joins the Russell MicrocapTM Index

CARMIEL, Israel, July 1, 2008 (Business Wire) — Protalix BioTherapeutics, Inc. (Amex: PLX), today announced that on June 27th, 2008, the Company was added to the Russell Microcap Index as part of the Russell Investment Group’s reconstitution of its family of U.S. indexes. Membership in the Russell Microcap Index, which remains in place for one year, results in automatic inclusion in the appropriate growth and value style indexes. The Russell Investment Group determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

According to the Russell Investment Group, the Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4.4 trillion in assets are currently benchmarked to the Russell indexes. The annual reconstitution of the Russell indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The top 3,000 stocks become the Russell 3000® Index, the largest 1,000 stocks become the Russell 1000® Index, the next 2,000 stocks become the Russell 2000® Index, and the smallest 1,000 stocks in the Russell 2000 Index plus the next smallest 1,000 stocks comprise the Russell Microcap Index. These investment tools originated from Russell’s multi-manager investment business in the early 1980s when the Russell Investment Group saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

About Protalix BioTherapeutics

Protalix is a biopharmaceutical company. Its goal is to become a fully integrated biopharmaceutical company focused on the development and commercialization of proprietary recombinant therapeutic proteins to be expressed through its proprietary plant cell based expression system. Protalix’s ProCellEx(TM) presents a proprietary method for the expression of recombinant proteins that Protalix believes will allow for the cost-effective, industrial-scale production of recombinant therapeutic proteins. Protalix is enrolling and treating patients in its pivotal phase III clinical trial in Israel, the United States and other locations for its lead product candidate, prGCD, for its enzyme replacement therapy for Gaucher disease, a lysosomal storage disorder in humans, and has reached an agreement with the United States Food and Drug Administration on the final design of the pivotal phase III clinical trial through the FDA’s Special Protocol Assessment (SPA) process. Protalix is also advancing additional recombinant biopharmaceutical drug development programs.

Safe Harbor Statement:

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. When used in this press release, the terms

“anticipate,” “believe,” “estimate,” “expect” and “intend” and words or phrases of similar import, as they relate to our or our subsidiary or our management, are intended to identify forward-looking statements. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, the risk that we will not remain a member of the Russell Microcap Index, the risk that we may fail to satisfy certain conditions relating to grants we have received from the Office of the Chief Scientist of Israel’s Ministry of Industry and Trade which may lead to our being required to refund grants previously received together with interest and penalties, the risk that the Office of the Chief Scientist may not deliver to us all of the funds awarded to us, uncertainties related to the ability to attract and retain partners for our technologies and products under development, the identification of lead compounds, the successful preclinical development of our products, the completion of clinical trials, the review process of the FDA, foreign regulatory bodies and other governmental regulation, and other factors described in our filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and we disclaim any obligation to update this information.

Contact:

Marcy Strickler

The Trout Group, LLC

Telephone: 646-378-2927

Email: mstrickler@troutgroup.com